Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 30, 2015, between Trulia, Inc., a Delaware corporation (the “Company”), Zillow Group, Inc., a Washington corporation and the ultimate parent of the Company (the “Zillow Group”), and Wells Fargo Bank, National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of December 17, 2013, as supplemented by the First Supplemental Indenture thereto dated as of February 17, 2015 among the Company, Zillow Group, and the Trustee (as so supplemented, the “Indenture”), pursuant to which the Company issued its 2.75% Convertible Senior Notes due 2020 (the “Notes”);

WHEREAS, Section 10.01(f) of the Indenture provides that the Company and the Trustee may, without the consent of the Holders of the Notes, enter into an indenture supplemental to the Indenture for the purpose of making any change that does not adversely affect the rights of any Holder;

WHEREAS, in connection with the execution and delivery of this Supplemental Indenture, the Trustee has received Officer’s Certificates and an Opinion of Counsel as contemplated by Sections 10.01 and 17.05 of the Indenture; and

WHEREAS, the Company and Zillow Group have requested that the Trustee execute and deliver this Supplemental Indenture and have satisfied all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, Zillow Group and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions in the Supplemental Indenture. A term defined in the Indenture has the same meaning when used in this Supplemental Indenture unless such term is otherwise defined herein or amended or supplemented pursuant to this Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 2

AMENDMENTS TO INDENTURE

Section 2.1 Existence. Section 4.05 of the Indenture is hereby amended and restated as follows:

“Section 4.05. Existence. Subject to Article 11 and the Company’s ability to convert into a limited liability company under applicable law, which conversion shall become effective on or about December 30, 2015, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. On and after such conversion of the Company into a limited liability company under applicable law, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence.”

Section 2.2 Company May Consolidate, Etc. on Certain Terms. Section 11.01(a) of the Indenture is hereby amended and restated as follows:

“(a) the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture all of the obligations of the Company under the Notes and this Indenture; and”

ARTICLE 3

MISCELLANEOUS

Section 3.1 Ratification of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.2 Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.3 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.4 Concerning the Trustee. The recitals contained herein shall be taken as the statements of the Company and Zillow Group, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRULIA, INC.

By:	/s/ Kathleen Philips
Name:	Kathleen Philips
Title:	Chief Financial Officer, Chief Operating Officer, and Treasurer

ZILLOW GROUP, INC.

By:	/s/ Kathleen Philips
Name:	Kathleen Philips
Title:	Chief Financial Officer, Chief Legal Officer, and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maddy Hughes
Name:	Maddy Hughes
Title:	Vice President